October 5, 2015

Dear Valued Shareholder:

We need your proxy vote before October 29th. Convenient voting options are below. Please help us by voting now.

By now you likely have received multiple packages or e-mails from Keeley Funds containing information related to the special meeting of shareholders scheduled for October 29, 2015. On the meeting agenda are important matters related to the operation of the Funds. After careful consideration, the Corporation’s Board of Directors unanimously recommends that shareholders vote “FOR” the proposals listed in both the proxy statement and on the enclosed copy of your proxy card.

In order to conduct this important business for your Fund, we need your proxy vote.

Responses thus far have been overwhelmingly favorable; however, we need your help to secure the remaining shares needed. Please help us by taking a moment to cast a vote for your shares today.

Sincerely,

Kevin M. Keeley

President

Keeley Funds, Inc.

PS – More information regarding this special meeting and the proposals can be found in the proxy statement. If you would like another copy of the proxy statement or have proxy-related questions, please call 1-800-714-2193 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Here are four convenient methods for voting your proxy:

1.

Vote by Phone. Call one of our proxy specialists toll-free at 1-800-714-2193, Monday through Friday, from 9 a.m. to 10 p.m. Eastern Time. You will need the control number, which can be found on your proxy card(s) enclosed with this letter.

2.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

3.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

4.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

If convenient for you, please utilize one of the first three options above to insure that your response is received in time for the special meeting on October 29th.

111 West Jackson Street ● Suite 810 ● Chicago, IL 60604

NOBO